                                EXHIBIT (4)(i)
                                --------------

                         FORM OF POLICY ENDORSEMENT FOR
                        THE ENDEAVOR FI VARIABLE ANNUITY.

                [PFL LIFE INSURANCE COMPANY LOGO APPEARS HERE]
     PFL Life Insurance Company
     A Stock Company
     Home Office located at: 4333 Edgewood Road N.E., Cedar Rapids, Iowa 52499
     (Hereafter called the Company, we, our or us)        (319) 398-8511

                             AMENDATORY ENDORSEMENT

The Policy to which this Amendatory Endorsement is attached is amended by the addition of the following language:

DEFINITIONS

Custodial Care - Care designed essentially to help a person with the activities of daily living which does not require the continuous attention of trained medical or paramedical personnel.

Hospital - An institution which 1) is operated pursuant to the laws of the jurisdiction in which it is located, 2) operates primarily for the care and treatment of sick and injured persons on an inpatient basis, 3) provides 24-hour a day nursing service by or under the supervision of registered graduate professional nurses, 4) is supervised by a staff of one or more licensed physicians, and 5) has medical, surgical and diagnostic facilities or access to such facilities.

Nursing Facility - A facility which 1) is operated pursuant to the laws of the jurisdiction in which it is located, 2) provides Nursing Care or Custodial Care,
3) primarily provides nursing care under the direction of a licensed physician, registered graduate professional nurse, or licensed vocational nurse, except when receiving custodial care, and 4), is not other than incidentally a hospital, a home for the aged, a retirement home, a rest home, a community living center or a place mainly for the treatment of alcoholism, mental illness or drug abuse.

Nursing Care - Nursing care prescribed by a physician and performed or supervised by a registered graduate nurse. Such care includes nursing and rehabilitation services available 24 hours a day.

Physician - Doctor of Medicine or Doctor of Osteopathy who is licensed as such and operating within the scope of the license.

Terminal Condition - A condition resulting from an accident or illness which, as determined by a physician, has reduced life expectancy to not more than 12 months, despite appropriate medical care.

              NURSING CARE AND TERMINAL CONDITION WITHDRAWAL OPTION

If the owner or owner's spouse (annuitant or annuitants spouse if the owner is not a natural person) has been 1) confined in a hospital or Nursing Facility for 30 consecutive days or 2) diagnosed after the policy date shown on page 3 of your policy as having a Terminal Condition, you may elect to withdraw all or a portion of the Annuity Purchase Value without Surrender Charges or Excess Interest Adjustments.

For Nursing Care, we must receive each withdrawal request and proof of eligibility with each request no later than 90 days following the date that confinement has ceased, unless it can be shown that it was not reasonably possible to provide the notice and proof within the above time period and that the notice and proof were given as soon as reasonably possible. However, in no event, except the absence of legal capacity, shall the notice and proof be provided later than one year following the date that confinement has ceased. For a Terminal Condition, we must receive each withdrawal request and the applicable proof of eligibility no later than one year following diagnosis of the Terminal Condition. Proof of a Terminal Condition is required only with the initial withdrawal request and must be furnished by the owner's or the owner's spouse's physician. Proof of confinement may be a physician's statement or a statement from a hospital or nursing facility administrator.

The minimum withdrawal under this option is $1000. The withdrawal will reduce the Annuity Purchase Value by the amount withdrawn. A partial withdrawal taken in accordance with this provision will not affect (a) the adjustment free/Surrender Charge free withdrawals, available under the Partial Withdrawals Provision nor (b) the Excess Partial Withdrawal adjustments applied to death proceeds as described in the Guaranteed Minimum Death Benefit provision.

We may terminate the policy and pay you the full Annuity Purchase Value if the withdrawal reduces the Annuity Purchase Value below $500.

This Amendatory Endorsement takes effect and expires concurrently with the Policy to which it is attached and is subject to all the terms and conditions of the Policy not inconsistent herewith.

                        Signed for us at our home office.

        /s/ Craig D. Vermie                         /s/ William L. Busler
               SECRETARY                                   PRESIDENT

AE 890 196

                [PFL LIFE INSURANCE COMPANY LOGO APPEARS HERE]
     PFL Life Insurance Company
     A Stock Company
     Home Office located at: 4333 Edgewood Road N.E., Cedar Rapids, Iowa 52499
     (Hereafter called the Company, we, our or us)        (319) 398-8511


                             AMENDATORY ENDORSEMENT

The Policy to which this Amendatory Endorsement is attached is amended as follows:

      SECTION 9

      D. DEATH ON OR AFTER THE ANNUITY COMMENCEMENT DATE

         The death proceeds on or after the Annuity Commencement Date depend on the payment option selected. If any owner dies on or after the Annuity Commencement Date, but before the entire interest under the policy is distributed, the remaining portion of such interest in the policy will be distributed at least as rapidly as under the method of distribution being used as of the date of that owner's death.

This Amendatory Endorsement takes effect and expires concurrently with the Policy to which it is attached and is subject to all the terms and conditions of the Policy not inconsistent herewith.

                        Signed for us at our home office.

        /s/ Craig D. Vermie                         /s/ William L. Busler
               SECRETARY                                   PRESIDENT

AE 945 197